Exhibit 16.1

Ernst & Young LLP Suite 1600 560 Mission Street San Francisco, CA 94105-2907	Tel: +1 415 894 8000 Fax: +1 415 894 8099 ey.com
March 10, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K, dated March 10, 2025, of Expensify, Inc. and are in agreement with the statements contained in first sentence of paragraph 1 as it relates to the notification of our dismissal, the last sentence of paragraph 1, and paragraphs 2 through 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP